Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Recro Pharma, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-229737, 333-229736, 333-224870, 333-223437, 333-223436, 333-216581, 333-216579, 333-208750, 333-208749, 333-206309, and 333-194730) on Form S-8, (No. 333-229734) on Form S-3, and (No. 333-201841) on Form S-1 of Recro Pharma, Inc. of our reports dated March 4, 2020, with respect to the consolidated balance sheets of Recro Pharma, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Recro Pharma, Inc.

Our report on the consolidated financial statements refers to changes in accounting principle for revenue recognition and for leases due to the adoption of new accounting standards.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 4, 2020